UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Legend International Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

LEGEND INTERNATIONAL HOLDINGS, INC
Level 8, 580 St Kilda Road, Melbourne Victoria 3004, Australia
____________________________

CONSENT SOLICITATION STATEMENT

To Our Stockholders:

The board of directors of Legend International Holdings, Inc. (“we,” “us,” “our,” or “our company”) is soliciting your consent on behalf of our company to a proposal, which has been approved by our board of directors subject to stockholder approval. As discussed in more detail in this consent solicitation statement, we are asking our stockholders to approve an increase in the authorized number of shares of our common stock (the “Proposal”).

We are soliciting your approval of this Proposal by written consent in lieu of a meeting of stockholders because our board of directors believes that it is in the best interests of our company and our stockholders to solicit such approval in the most cost effective manner. A form of written consent is enclosed for your use.

We intend to mail this consent solicitation statement and accompanying form of written consent on or about February 20, 2013. Our board of directors has fixed a record date of January 31, 2013 (the “Record Date”) for determination of our stockholders entitled to give written consent.

The written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the Record Date is required to approve the Proposal.

Your consent is important regardless of the number of shares of stock that you hold. Although our board of directors has approved the Proposal, the Proposal requires the approval by the vote of stockholders holding a majority of the voting power of our outstanding common stock as of the Record Date.

Our board of directors unanimously recommends that you consent to the Proposal. We will be authorized to effect the action described in the Proposal when we have received consents from stockholders representing a majority of the voting power of our outstanding common stock. If you approve the Proposal, please mark the enclosed written consent form to evidence “CONSENT”, sign and date the written consent form and return it to us.

Please mail, email or fax the enclosed written consent to us no later than April 19, 2013 at:

Att. Company Secretary
Legend International Holdings, Inc.
PO Box 6315 St Kilda Road Central
Melbourne Victoria 8008 Australia
Facsimile +61 3 8532 2805
Email legendinfo@axisc.com.au

THE CONSENT PROCEDURE

General

As discussed in more detail in this consent solicitation statement, we are asking our stockholders to approve the proposal for an increase in the number of authorized shares of our outstanding common stock by written consent (the “Proposal”).

Our board of directors approved the increase in the number of authorized shares of our outstanding common stock on January 16, 2013, the effectiveness of which is conditioned upon our stockholders’ approval.

Voting; Record Date; Vote Required

Only holders of record of our common stock on the Record Date will be entitled to consent to the Proposal. On the Record Date there were 249,047,971 shares of our common stock, par value $0.001 issued and outstanding. Each share of our common stock is entitled to one vote on the Proposal.

The Proposal will be approved by our stockholders if we receive the written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the Record Date. A written consent form that has been signed, dated and delivered to us with the “CONSENT” box checked will constitute consent for the Proposal. A written consent form that has been signed, dated and delivered to us with the “WITHHOLD CONSENT” or “ABSTAIN” boxes checked or without any of the boxes checked will be counted as a vote against the Proposal.

Consents, once dated, signed and delivered to us, will remain effective unless and until revoked by written notice of revocation dated, signed and delivered to us before the time that we have received written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the Record Date.

SECTION 228(c) OF THE GENERAL CORPORATION LAW OF DELAWARE REQUIRES THAT EACH CONSENT HAVE A DATED SIGNATURE OF EACH STOCKHOLDER WHO SIGNS THE CONSENT.  AN UNDATED CONSENT CANNOT BE USED.  In addition, under Section 228(c), none of the consents will be effective to approve the Proposal unless consents from holders of record on the Record Date representing a majority of the voting power of our outstanding common stock have been received within the 60 day period following the first dated consent which is received with respect to such proposal (the “Consent Solicitation Period”).  The consent card provided may be executed by the record holder or pursuant to authority given by the written proxy of any record holder.

Written consents, a form of which is enclosed, may be delivered to us via facsimile to +61 3 8532 2805, by email to legendinfo@axisc.com.au or mailed to the following address:

Att Company Secretary
Legend International Holdings, Inc.
PO Box 6315 St Kilda Road Central
Melbourne Victoria 8008 Australia

Expense of Consent Solicitation

We will pay the expense of soliciting the consents and the cost of preparing, assembling and mailing material in connection therewith. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, facsimile, other approved electronic media or personal solicitation by our director, officer, and regular employees.

PROPOSAL

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES
OF COMMON STOCK FROM 400,000,000 TO 1,250,000,000 SHARES

Requirement for Increase in Authorized Common Stock

Introduction

Our Certificate of Incorporation currently authorizes the issuance of twenty million (20,000,000) shares of preferred stock and four hundred million (400,000,000) shares of common stock, par value $0.001 per share.  On January 16, 2013, we announced the intention to undertake a rights issue of shares of common stock to all stockholders, on a pro-rata basis, at a price of 5 cents per share.

Current Use of Shares

The Company has now authorized capital under its certificate of incorporation of 400,000,000 shares of Common Stock and 20,000,000 shares of preferred stock the ("Preferred Stock"). No Preferred Stock is outstanding.

We currently have on issue 249,047,971 shares of common stock and on January 16, 2013 announced the placement of 150,000,000 shares of common stock, leaving 952,029 shares of common stock available for future issuance.  We continue to require additional shares of common stock for the purposes discussed below and accordingly, we are soliciting proxies to authorize the increase in the number of shares we can issue to 20 million shares of preferred stock and 1,250,000,000 shares of common stock, par value US$0.001 per common share.

If the amendment to our Certificate of Incorporation is approved by our stockholders, the shares in excess of those required to be reserved for issuance upon exercise or conversion of currently outstanding options and warrants and for the rights issue may be issued by the Board for various purposes.  Our Board of Directors may determine that it is necessary or appropriate to permit future stock splits in the form of stock dividends, to raise additional capital through the sale of equity securities for the purpose of continuing the development of our phosphate or other projects, to make acquisitions, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers, or for other purposes.  The availability of additional shares of Common Stock is important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock.

Form of Amendment of Certificate

The Board of Directors of the Company resolved on January 16, 2013 to adopt the following resolution amending the Certificate of Incorporation of the Company, subject to the approval of a majority of the outstanding Common Stock and further resolved that the amendment is advisable and should be recommended to the stockholders for their approval.

Resolved, that Article Four of the Certificate of Incorporation of the corporation be, and it hereby is, amended by revoking in its entirety the first paragraph of said Article Four and the following being substituted in its place, as follows:

"4.. “That the total number of shares of stock which the Corporation is authorized to issue is 1,270,000,000 shares consisting of 1,250,000,000 shares of Common Stock having a par value of $.001 per share and 20,000,000 shares of Preferred Stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.”

The form of Amendment is attached hereto as Exhibit A.

Purpose and Effect of the Proposed Amendment

The Board of Directors believe that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue common stock for a variety of corporate purposes, such as the proposed rights issue discussed above, to raise capital, make acquisitions, effect future stock splits and stock dividends and to adopt additional employee benefit plans or to reserve additional shares for issuance under such plans.

We are currently investigating capital raising to provide funding for the Company’s mineral exploration programs and working capital. This may result in the issue of further securities.

Other than as described above, the Board of Directors has no immediate plans, understanding, agreements or commitments to issue additional common stock for any purposes.  No additional action or authorization by the Company’s stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the common stock is then listed or quoted.  The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

Under the Company’s Certificate of Incorporation, the Company’s stockholders do not have preemptive rights with respect to common stock.  Thus, should the Board of Directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares.  In addition, if the Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

The issuance of the additional shares of common stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Company’s existing stockholders.  Issuing additional shares of common stock may also have the effect of delaying or preventing a change of control of the Company.  The Company’s authorized but unissued common stock could be issued in one or more transactions that would make it more difficult or costly, and less likely, a takeover of the Company.  The amendment to the Certificate of Incorporation is not in response to any specific effort of which the Company is aware to obtain control of the Company, and the Board of Directors has no present intention to use the additional shares of common stock in order to impede a takeover attempt.

The amendment will become effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State.  However, the Board retains discretion under Delaware law not to implement the amendment.  If the Board exercised such discretion, the number of authorized shares would remain at current levels.

Dilution

The effect of the issuance of additional Common, directly or upon exercise of warrants or options, if subsequently issued, has potentially dilutive effects on stockholders. The issuance of Common Stock or Preferred Stock (or even the potential issue) may have a depressive effect on the market price of the Company's securities and may dilute the voting power of the outstanding Common Stock. Also the issue of additional shares of Common Stock or Preferred Stock, or options or warrants to purchase such shares, would have a dilutive effect on stockholders' equity in the Company and reduce stockholders' rights to the net assets of the Company upon dissolution.

Anti-Takeover Effect

Although the Amendment is not motivated by anti-takeover concerns and is not considered by the Board to be an anti-takeover measure, the availability of additional authorized Common Stock could be utilized as such. In addition to financing purposes, the Company could also issue shares of Common Stock or a series of Preferred Stock that may, depending on the amount of such Common Stock or the terms of such series of Preferred Stock, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy content or other means. The Board of Directors, might when it is determined to be in the best interest of the stockholders, create voting, including class voting, or other impediments to obtaining control of the Company.

Preemptive and Dissenting Rights

Under Delaware law, holders of the outstanding Common Stock have no preemptive rights to purchase or to subscribe to the additional shares authorized by the Amendment and have no dissenting or appraisal rights with respect to the proposed Amendment.

Effect on Registration of Common Stock Under the Securities Exchange Act of 1934

Our common stock is currently registered under the Securities Exchange Act of 1934. An increase in the authorized number of shares of common stock would not affect the registration of our common stock under the Securities Exchange Act of 1934. After the increase in the authorized number of shares of common stock, our common stock would continue to be quoted on the Financial Industry Regulatory Authority’s Over-the-Counter Bulletin Board market.

Effect on Voting Rights of, and Dividends on, Common Stock

Proportionate voting rights and other rights of the holders of common stock would not be affected by the increase in the authorized number of shares of common stock. The percentage of outstanding shares owned by each stockholder prior to the increase in the authorized number of shares of common stock will remain the same, For example, generally, a holder of two percent of the voting power of the outstanding shares of common stock immediately prior to the effective time of the increase in the authorized number of shares of common stock would continue to hold two percent of the voting power of the outstanding shares of common stock after the increase in the authorized number of shares of common stock.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future. Therefore, we do not believe that an increase in the authorized number of shares of common stock would have any effect with respect to future distributions, if any, to our stockholders.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets out, to the best of our knowledge, the numbers of shares in us beneficially owned as at January 29, 2013 by:

I.	each of our present Executive Officers and Directors,

II.	each person (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act) who beneficially owns more than 5% of our Common Stock, and

III.	all of our present Directors and officers as a group.

Title of Class	Name	Number of Shares Owned		Percentage of Shares (1)
Shares of Common Stock	Joseph and Stera Gutnick *	75,926,726	(2)(3)(4)(5)	32.49
Shares of Common Stock	David Tyrwhitt *	1,000,000	(6)	**
Shares of Common Stock	Manish Gupta	350,000	(8)	**
Shares of Common Stock	Allan Trench *	350,000	(9)	**
Shares of Common Stock	Henry Herzog *	1,234,940	(10)(11)	**
Shares of Common Stock	Peter Lee *	2,575,000	(12)	1.12
Shares of Common Stock	Craig Michael *	1,550,000	(13)	**
Shares of Common Stock	Edward Walker *	500,000	(14)	**
	All officers and Directors As a Group	83,486,666		34.73

Shares of Common Stock	Regals Fund LP 152 West 57th Street, 9th Floor New York, NY 10119	70,345,195	(15)	28.2%

Shares of Common Stock	Kisan International Trading, FZE Emaar Business Park No.2, Office 562, Jebel Ali Dubai, UAE Post Box 261835	34,300,464	(16)	15.1

*	unless otherwise indicated, the address for each person is C/- Legend International Holdings, Inc., Level 8, 580 St Kilda Road, Melbourne, Victoria 3004, Australia.

**	less than 1%

Notes:

(1)	Based on 249,047,971 shares outstanding as of January 29, 2013.

(2)
Includes 48,775,476 shares of Common Stock owned by Renika Pty. Ltd., of both of which Mr. Joseph Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal stockholders.

(3)	Includes shares issuable to Mr. Joseph Gutnick upon exercise of 7,250,000 stock options which have vested.

(4)	Joseph Gutnick and Stera Gutnick are husband and wife.

(5)
Includes 19,901,250 shares of Common Stock owned by Chabad House of Caulfield Pty Ltd. (“Chabad House”), a private corporation that is the trustee of the Heichal Menachem Community Centre Fund, a charitable organization. Joseph Gutnick and Stera Gutnick are directors of Chabad House but disclaim any beneficial interest in the shares of Common Stock owned by Chabad House.

(6)	Include shares issuable to Mr. Tyrwhitt upon exercise of 1,000,000 stock options which have vested.

(7)	[Intentionally Omitted.]

(8)	Includes shares issuable to Mr. Gupta upon exercise of 350,000 stock options which have vested.

(9)	Includes shares issuable to Dr. Trench upon exercise of 350,000 options which have vested.

(10)	Includes 884,940 shares of Common Stock owned by Riccalo Pty. Ltd., of which Mr Henry Herzog and members of his family are officers, Directors and principal stockholders.

(11)	Includes shares issuable to Mr. Herzog upon exercise of 350,000 stock options which have vested.

(12)	Includes shares issuable to Mr. Peter Lee upon exercise of 2,575,000 stock options which have vested.

(13)	Includes shares issuable to Mr. Craig Michael upon exercise of 1,550,000 stock options which have vested.

(14)	Includes shares issuable to Mr. Walker upon exercise of 500,000 stock options which have vested.

(15)	In accordance with a Schedule 13D dated August 7, 2012, Regals Fund L.P., Regals Capital Management L.P., and Mr. David Slager may be deemed to be beneficial owners of the shares of Common Stock.

(16)	Includes 34,300,464 shares of common stock owned by Kisan International Trading, FZE, a subsidiary of Indian Farmers Fertilizer Cooperative Limited (“IFFCO”).

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who has been a director or executive officer of our company at any time since the beginning of our fiscal year ended December 31, 2011 and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as "householding", potentially provides extra conveniences for stockholders and cost savings for companies.

Although we do not intend to household for our stockholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request "householding" of their communications should contact their broker.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

Stockholder proposals that are intended to be included in our proxy statement for our 2013 Annual Meeting pursuant to Proxy Rule 14a-8 must be received by us no later than February 28, 2013, and must otherwise comply with that rule.  For the purpose of Proxy Rule 14a-4(c)(1), other stockholder proposals must be received no later than April 2, 2013, and must otherwise comply with that Rule.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with that act, we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F. Street NE, Washington, DC 20549 or may be accessed at www.sec.gov.

/s/ Peter Lee
Peter Lee
Chief Financial Officer & Secretary
January 29, 2013

Exhibit A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION OF

LEGEND INTERNATIONAL HOLDINGS, INC.

(Under section 242 of the General Corporation Law)

Legend International Holdings, Inc., a corporation organized and existing under the General Corporations Law of the State of Delaware (the "Corporation"), does hereby certify that:

FIRST:    The name of the Corporation is Legend International Holdings, Inc.

SECOND:    The Certificate of Incorporation is hereby amended by striking out Article “FOURTH” thereof and by substituting in lieu of said Article the following provisions:

“FOURTH:  The total number of shares of stock which the Corporation is authorized to issue is 1,270,000,000, consisting of 1,250,000,000 shares of Common Stock having a par value of $.001 per shares and 20,000,000 shares of Preferred Stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.”

THIRD:    The Amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provision of Section 228 and 242 of the General Corporations Law of the State of Delaware.

FOURTH:    That in lieu of a meeting and vote of stockholders, the stockholders holding a majority of the outstanding shares of stock entitled to vote on the amendment have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

FIFTH:    That this Certification of Amendment of the Certificate of Incorporation shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this certificate this ___ day of March, 2013.

/s/ Peter J. Lee
Peter J. Lee, Secretary

WRITTEN CONSENT SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

OF LEGEND INTERNATIONAL HOLDINGS, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED.

The undersigned, without the formality of convening a meeting, does hereby consent with respect to all of shares of common stock of Legend International Holdings Inc. held by the undersigned to the adoption of the proposal set forth below:

“That the total number of shares of stock which the Corporation is authorized to issue is 1,270,000,000 shares consisting of 1,250,000,000 shares of Common Stock having a par value of $.001 per share and 20,000,000 shares of Preferred Stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.”

 [MARK ONLY ONE OF THE FOLLOWING THREE BOXES]

[ ] CONSENT / FOR

[ ] WITHHOLD CONSENT / AGAINST

[ ] ABSTAIN

The undersigned represents that the undersigned owns the following number of shares of common stock of Legend International Holdings Inc. (please insert number): _________________.

Please sign exactly as the name or names appear on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the consent form. A consent executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.

Date:	______________________________________,
Stockholder Name (printed):
Signature:
Title (if applicable):
Signature (if held jointly):
Title (if applicable):

IMPORTANT: PLEASE COMPLETE, SIGN, AND DATE YOUR WRITTEN CONSENT PROMPTLY
AND FAX IT TO +61 3 8532 2805, OR BY EMAIL TO legendinfo@axisc.com.au  OR RETURN IT TO:

Att Company Secretary
Legend International Holdings, Inc.
PO Box 6315 St Kilda Road Central, Melbourne, Victoria, 8008, Australia